EXHIBIT 2.2

AMENDMENT TO AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This Amendment to Agreement of Merger and Plan of Reorganization, dated as of March 31, 2017 (this “Amendment”), is made and entered into by and by and among Environmental Packaging Technologies Holding, Inc., a Nevada corporation (“Pubco”), EPT Acquisition Corporation, a Delaware corporation (“Merger Sub”), and a direct wholly-owned subsidiary of Pubco, and Environmental Packaging Technologies, Inc., a Delaware corporation (“EPT” and, together with Pubco and Merger Sub, the “Parties”). This Amendment amends the Agreement of Merger and Plan of Reorganization by and among the Parties and dated December 28, 2016 (the “Agreement”).

WHEREAS, the Parties have determined that it is necessary, desirable and in the best interest of the Parties to amend the Agreement as set forth in this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Company and the Holder hereby agree as follows:

1. Section 2.11 of the Agreement is amended and restated in its entirety as follows:

“Financial Statements. Pubco has previously been provided with EPT’s (i) audited balance sheets (the “Balance Sheet”) as of December 31, 2016 and 2015 (the “EPT Balance Sheet Date”). Such financial statements are collectively referred to as the “Financial Statements”. The audited Financial Statements (a) are in accordance with the books and records of EPT, (b) present fairly the financial condition and operating results of EPT as of the dates therein specified and for the periods therein specified, subject to normal year-end audit adjustments and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.”

2. Section 2.12 of the Agreement is amended and restated in its entirety as follows:

“Absence of Undisclosed Liabilities. EPT has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Balance Sheet, (b) to the extent set forth on or reserved against in the Balance Sheet or the notes to the Financial Statements, and (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since EPT Balance Sheet Date.”

3. Section 7.01(e) of the Agreement is amended and restated in its entirety as follows:

“by either EPT, on the one hand, or Pubco and Merger Sub, on the other hand, if the Closing has not occurred on or prior to May 31, 2017, for any reason other than delay or nonperformance of the party seeking such termination.”

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4. This Amendment is effective as of the date hereof, and all references to the Agreement from and after such time will be deemed to be references to the Agreement as amended hereby. The Agreement is not otherwise supplemented or amended by virtue of this Amendment, but remains in full force and effect only amended as specifically stated herein.

5. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

6. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

7. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable legal requirements in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PUBCO: ENVIORNMENTAL PACKAGING TECHNOLOGIES HOLDINGS, INC.

Date: April 12, 2017	By:	/s/ Michael Hlavsa
	Name:	Michael Hlavsa
	Title:	President and Chief Executive Officer

MERGER SUB: EPT ACQUISITION CORPORATION

Date: April 12, 2017	By:	/s/ Michael Hlavsa
	Name:	Michael Hlavsa
	Title:	President and Chief Executive Officer

EPT: ENVIORNMENTAL PACKAGING TECHNOLOGIES, INC.

Date: April 4, 2017	By:	/s/ David Skriloff
	Name:	David Skriloff
	Title:	CEO

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